FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS DECEMBER SALES

Secaucus, New Jersey - January 4, 2007 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced sales results for the five-week period ended December 30, 2006.

Total sales for the five-week period ended December 30, 2006, increased 11% to $318.5 million compared to $286.6 million last year. Consolidated comparable store sales increased 5%. During December, the Company opened one Children’s Place store and one Disney Store.

For the nine-week holiday selling period, The Children’s Place brand achieved a 5% increase in comparable store sales on top of an 11% increase for the same period last year. Disney Store reported a 12% increase.

Total Sales (millions):

	December 2006	December 2005	% Increase	Year-to-Date 2006	Year-to-Date 2005	% Increase
The Children’s Place brand	$197.9	$178.2	11%	$1,319.3	$1,108.6	19%
Disney Store	$120.6	$108.4	11%	$571.2	$473.1	21%
Total Company	$318.5	$286.6	11%	$1,890.5	$1,581.7	20%

Comparable Store Sales Increase:

	December 2006	December 2005	Year-to-Date 2006	Year-to-Date 2005
The Children’s Place brand	3%	11%	11%	9%
Disney Store	7%	N/A	13%	N/A
Total Company	5%	N/A	12%	N/A

The Company believes that December results at The Children’s Place brand were negatively impacted by unseasonable weather, which resulted in higher than planned promotional activity. In addition, the Company believes it would have benefited from increased ownership of key volume drivers and fresh spring goods, given early reads on Spring merchandise.

At Disney Store, December results reflect the Company’s strategies to build a full-price business. The month was driven by strong customer response to the Company’s toy and apparel assortments.

Separately, as previously announced, an investigation into the Company's stock option granting practices is being conducted by a Special Committee of the Board of Directors with the assistance of outside counsel. The Board is committed to completing the investigation and resolving any issues regarding the Company’s stock option practices as quickly and diligently as possible and currently anticipates making an announcement about the results of the investigation before the end of January.

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PLCE: December 2006 Sales Release

In conjunction with today’s December sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, January 11, 2007. To access the call, please dial (402) 220-1182 or you may listen through the Investor Relations section of the Company’s website, www.childrensplace.com.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” and licensed “Disney Store” brand names. As of December 30, 2006, the Company owned and operated 866 The Children’s Place stores and 334 Disney Stores in North America and The Children’s Place online store at www.childrensplace.com.

This press release and above referenced call may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers or listeners (on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Children's Place or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children’s Place Retail Stores, Inc.
Heather Anthony, Senior Director, Investor Relations, (201) 558-2400
Susan LaBar, Manager, Investor Relations, (201) 453-6955

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